Exhibit 10.1

                              CONSULTING AGREEMENT

     THIS CONSULTING AGREEMENT (the "Agreement"), dated as of January 28, 2003, (the "Effective Date"), is entered into by and between Fan Energy, Inc., 668 North 44th Street, Suite 248, Phoenix, Arizona 85008, a Nevada corporation ("FNEY"), and Robert P. Atwell, 1000 Ortega Way #C Placentia, CA 92870, an individual (the "Consultant").

                              W I T N E S S E T H:

     WHEREAS, FNEY desires to have the Consultant perform certain services and to be assured of the Consultant's services on the terms and conditions hereinafter set forth; and

     WHEREAS, the Consultant desires to perform certain services for FNEY and is willing to accept such retention by FNEY on those terms and conditions hereinafter set forth; and

     WHEREAS, Consultant has performed certain services for FNEY since January 1, 2002; and

     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, FNEY and the Consultant agree as follows:

     (1) Services. The services ("Services") may include, but are not limited to, the following:

          a.   Administration.   The   Consultant   will   provide   FNEY   with
     administrative services, including, but not limited to, merger and acquisition consultation, securities documentation, general business consulting and additional services as mutually agreed upon between the parties hereto.

          b. Marketing. The Consultant may assist FNEY in the marketing and advertising of FNEY and its products.

          c. Networking. The Consultant may provide certain professional networking opportunities for FNEY. Such opportunities may include introductions to, and the formulation and maintenance of relationships with, key business contacts in the United States and Europe.

          d. Miscellaneous.  In addition to the services set forth above in this
     Section 1, the Consultant may provide additional guidance reasonably related to the administrative and corporate development of FNEY.

     (2) Retention. FNEY hereby retains the Consultant to provide the Services and the Consultant accepts such retention, upon the terms and subject to the conditions set forth in this Agreement.

     (3) Term. The term of this Agreement shall be for a period of one (1) year from the Effective Date (the "Term").

     (4) Duties. During the Term of this Agreement, the Consultant shall perform such duties as may be assigned to her from time to time by the President and Chief Executive Officer and/or Board of Directors of FNEY. Notwithstanding anything herein to the contrary, at all times the relationship of the Consultant


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to FNEY shall be that of independent contractors. Consultant shall allocate time and Consultant's Personnel as it deems necessary to provide the Services. The particular amount of time may vary from day to day or week to week. Except as otherwise agreed, Consultant's monthly statement identifying, in general, tasks performed for FNEY shall be conclusive evidence that the Services have been performed. Additionally, in the absence of willful misfeasance, bad faith, negligence or reckless disregard for the obligations or duties hereunder by Consultant, neither Consultant nor Consultant's Personnel shall be rendering the Services, including but not limited to losses that may be sustained in any corporate act in any subsequent business opportunity undertaken by FNEY as a result of advice provided by Consultant or Consultants' Personnel.


     (5) Consideration. FNEY agrees to pay Consultant $50,000 for services previously rendered during 2002 in FNEY common stock to be valued at the average closing bid price for the five business days preceding the effective date hereof. In addition, FNEY agrees to pay Consultant a $200,000 fee for Services being rendered in 2003 in FNEY common stock to be valued at the average closing bid price for the five business days preceding the last day of the prior fiscal quarter. FNEY shall have the option to pay Consultant cash in lieu of the stock for the services being rendered in 2003. In the event FNEY elects to pay Consultant in cash rather than in stock, the cash payment shall represent the remaining balance due Consultant in connection herewith. Consultant shall be entitled to receive its stock on a quarterly basis until such time as the consideration due Consultant under this Section 5 is paid in full. All shares issued are considered fully earned and non-assessable as of the date issued, resulting in Consultant's ownership of the foregoing ownership of all issued shares vesting on the date of issuance. The shares will be registered with the United States Securities and Exchange Commission on Form S-8.

     (6) Expenses. During the Term of this Agreement, and upon submission of proper invoices, receipts, the Consultant shall be reimbursed by FNEY for all reasonable business expenses actually and necessarily incurred by the Consultant on behalf of FNEY in connection with the performance of the Services under this Agreement.

     (7) Representations. The Consultant represents and warrants that he is not a party to, or bound by, any agreements or commitments, or subject to any restrictions, including but not limited to agreements related to previous employment or retention containing confidentiality or non-compete covenants, which may have a possibility of adversely affecting the performance of her duties under this Agreement.

     (8) Confidentiality. The Consultant acknowledges that as a result of the performance of her duties under this Agreement, he has and will continue to have knowledge of, and FNEY to, proprietary and confidential information of FNEY, including, without limitation, inventions, trade secrets, technical information, know-how, plans, specifications, methods of operations, financial and marketing information and the identity of customers and suppliers (collectively, the "Confidential Information"). Accordingly, the Consultant shall not, at any time, either during or subsequent to the term of this Agreement, use, reveal, report, publish, transfer or otherwise disclose any of the Confidential Information to third parties without the prior written consent of FNEY, except for such information which is or becomes part of general public knowledge from authorized sources or information that they are required to disclose by a governmental agency or law.

     (9) Limitation of Liability. IN NO EVENT SHALL CONSULTANT BE LIABLE TO FNEY UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, INCIDENTAL, PUNITIVE, OR SPECIAL DAMAGES, INCLUDING LOST PROFITS, EVEN IF FNEY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. IN ANY EVENT, THE LIABILITY OF


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CONSULTANT TO FNEY FOR ANY REASON AND UPON ANY CAUSE OF ACTION  WHATSOEVER SHALL
BE LIMITED TO THE COMPENSATION THEN PREVIOUSLY PAID TO CONSULTANT BY FNEY OR THE CORRECTION OF ANY ALLEGED DEFAULT UNDER THIS AGREEMENT AT THE SOLE DISCRETION OF FNEY.

     (10) Miscellaneous.

          (a) Entire Agreement. This Agreement sets forth the entire understanding of the parties and merges and supersedes any prior or contemporaneous agreements between the parties pertaining to the subject matter hereof.

          (b) Waivers and Modification. No modification of this Agreement or waiver of any term or condition herein shall be effective unless it refers to this Agreement, explicitly states that it intends to modify this Agreement or to waive a term or condition herein, is in writing, and is signed by both parties hereto. Terms contrary or in addition to the terms of this Agreement in any document or correspondence shall have no effect whatsoever unless said document or correspondence meets the aforesaid conditions. Any waiver of any term or condition of this Agreement, or of the breach of any covenant, representation, or warranty contained herein, in any one instance, shall not operate or be deemed to be or construed as a further or continuing waiver of such term, condition, or breach of covenant, representation, or warranty, nor shall any failure to exercise, or delay in exercising, any right, remedy, or power under this Agreement operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof, or the exercise of any other right, remedy, or power provided herein or by law or in equity.

          (c) Successors and Assigns. Neither party shall have the right to assign this Agreement, or any rights or obligations hereunder, without the consent of the other party; provided, however, that upon the sale of all or substantially all of the assets, business and goodwill of FNEY to another company, or upon the merger or consolidation of FNEY with another company, this Agreement shall inure to the benefit of, and be binding upon, FNEY purchasing such assets, business and goodwill, or surviving such merger or consolidation, as the case may be, in the same manner and to the same extent as though such other company were FNEY. Subject to the foregoing, this Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their legal representatives, heirs, successors and permitted assigns.

          (d) Severability. If any provision of this Agreement is held to be invalid or unenforceable by a court of competent jurisdiction, such invalidity or unenforceability shall not affect the validity and enforceability of the other provisions of this Agreement and the provision held to be invalid or unenforceable shall be enforced as nearly as possible according to its original terms and intent to eliminate such invalidity or unenforceability.

          (e) Continuing Obligations. Rights and obligations theretofore accruing but not satisfied as of the termination of this Agreement shall remain in full force and effect until satisfied in accordance with this Agreement.

          (f) Force Majeure. The Consultant shall not be in default to FNEY under this Agreement for any delay or failure to perform due to causes beyond Consultant's reasonable control.

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          (g)  Headings.  The  headings  contained  in  this  Agreement  are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

          (h) Communications. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been given at the time personally delivered or when mailed in any United States post office enclosed in a registered or certified postage prepaid envelope and addressed to the addresses set forth below, or to such other address as any party may specify by notice to the other party; provided, however, that any notice of change of address shall be effective only upon receipt.

                       To FNEY:                  Fan Energy, Inc.
                                                 668 North 44th Street
                                                 Suite 248
                                                 Phoenix, Arizona 85008
                                                 Telephone:  602.267.7500
                                                 Telecopier: 602.267.7400

                      To the Consultant:         Robert P. Atwell
                                                 1000 Ortega Way #C
                                                 Placentia, CA 92870
                                                 Telephone: 909.471.1069
                                                 Telecopier: 909.471.0829


          (i) Arbitration. Any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Rules (including its Emergency Interim Relief Procedures] and its supplementary procedures for Securities Arbitration, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. The matter shall be heard in Florida by a panel of three (3) AAA arbitrators, one picked by the Investor, one picked by the Seller, and the third agreed to by the two selected arbitrators. The Seller and the Investor, for themselves and their respective successors in interest, hereby irrevocably consent to such jurisdiction, venue and binding arbitration, and hereby irrevocably waive any claim of forum non-conveniens or right to change such venue or to litigate the underlying dispute in court.

          (j) Governing Law. This Agreement is made and executed and shall be governed by the laws of the State of Arizona, without regard to the conflicts of law principles thereof.

          (k) No Third-Party Beneficiaries. Each of the provisions of this Agreement is for the sole and exclusive benefit of the parties hereto and shall not be deemed to be for the benefit of any other person or entity.

          (l) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

          (m) Contra Proferentem Waived. This Agreement was drafted by the Consultant. However, all parties to this Agreement have been or have had the opportunity to be represented by legal counsel, and hereby waive application of the rule of contract construction which provides that terms shall be construed against the drafting party.

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          (n) Independent Contractor. Consultant and Consultant's Personnel will act as an independent contractor in the performance of its duties under this Agreement. Accordingly, Consultant will be responsible for payment of all federal, state, and local taxes on compensation paid under this
     Agreement,   including  income  and  social  security  taxes,  unemployment insurance, and any other taxes due relative to Consultant's Personnel, and any and all business license fees as may be required. This Agreement neither expressly nor impliedly creates a relationship of principal and agent, or employee and employer, between Consultant's Personnel and FNEY. Neither Consultant nor Consultant's Personnel are authorized to enter into any agreements on behalf of FNEY. FNEY expressly retains the right to approve, in its sole discretion, each business opportunity introduced by Consultant, and to make all final decisions with respect to effecting a transaction or any business opportunity.

          (o) No Agency Express or Implied. This Agreement neither expressly nor impliedly creates a relationship of principal and agent between FNEY and Consultant, or employee and employer as between Consultant's Personnel and FNEY.

          (p) Termination. FNEY and Consultant may terminate this Agreement prior to the expiration of the Term upon thirty (30) days written notice with mutual written consent. Failing to have mutual consent, without prejudice to any other remedy to which the terminating party may be entitled, if any, either party may terminate this Agreement with thirty
     (30) days written notice under the following conditions:

                    (1) By FNEY.

                         (i) If during the Primary Term of this Agreement or any
                    Extension Period, Consultant is unable or fails to provide the Services as set forth herein for thirty (30) consecutive business days because of illness, accident, or other incapacity of Consultant's Personnel; or,

                         (ii) If Consultant  willfully  breaches or neglects the
                    duties required to be performed hereunder; or,

                         (iii) At Company's  option  without  cause upon 30 days
                    written notice to Consultant; or

                    (2) By Consultant.

                         (i) If FNEY  breaches  this  Agreement or fails to make
                    any payments or provide information required hereunder; or,

                         (ii) If FNEY  ceases  business  or sells a  controlling
                    interest to a third party, or agrees to a consolidation or merger of itself with or into another corporation, or enters into such a transaction outside of the scope of this Agreement, or sells substantially all of its assets to another corporation, entity or individual outside of the scope of this Agreement; or,

                         (iii) If FNEY subsequent to the execution  hereof has a
                    receiver appointed for its business or assets, or otherwise becomes insolvent or unable to timely satisfy its obligations in the ordinary course of, including but not limited to the obligation to pay the Consultancy Fee; or,

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                         (iv)  If  FNEY  subsequent  to  the  execution   hereof
                    institutes,  makes a general  assignment  for the benefit of
                    creditors,   has   instituted   against  it  any  bankruptcy
                    proceeding  for  reorganization  for  rearrangement  of  its
                    financial   affairs,   files  a  petition   in  a  court  of
                    bankruptcy, or is adjudicated a bankrupt; or,

                         (v) If any of the disclosures made herein or subsequent
                    hereto by FNEY to Consultant are determined to be materially false or misleading.

                         In the event  Consultant  elects to  terminate  without
                    cause or this Agreement is terminated prior to the expiration of the Term by mutual written agreement, or by FNEY for the reasons set forth in 1(i) and (ii) above, FNEY shall only be responsible to pay Consultant for un-reimbursed expenses, Consultancy Fee earned and accrued up to and including approved upon the effective date of termination. If this Agreement is terminated by FNEY for any other reason, or by Consultant for reasons set forth in 2(i) through (v) above, Consultant shall be entitled to any outstanding unpaid portion of approved reimbursable expenses, and for the remainder of the un-expired portion of the applicable term of the Agreement.

          (q) Indemnification. Subject to the provisions herein, FNEY and Consultant agree to indemnify, defend and hold each other harmless from and against all demands, claims, actions, losses, damages, liabilities, costs and expenses, including without limitation, interest, penalties and attorneys' fees and expenses asserted against or imposed or incurred by either party by reason of or resulting from any action or a breach of any representation, warranty, covenant, condition, or agreement of the other party to this Agreement. FNEY acknowledges and affirms that it will not request, require or otherwise induce Consultant to become involved in any activities whatsoever that would result in Consultant violating any provisions of the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, including, but not limited to, the provisions of Form S-8, Regulations S-K and S-B, and FNEY agrees to indemnify and hold harmless Consultant from any violation thereof.

          (r) Authority. By signing below, each person executing this Agreement on behalf of a party hereby personally warrants that said person has the express authority to so execute this Agreement and bind said party hereto.

          IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date set forth above.

By:                                              By:
/s/ Peter H. Jacobs                              /s/ Robert P. Atwell
-----------------------                          ----------------------
Peter H. Jacobs                                  Robert P. Atwell
President                                        1000 Ortega Way #C
Fan Energy, Inc.                                 Placentia, CA 92870
668 North 44th Street, Suite 248
Phoenix, Arizona 85008

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